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                      [Gibson, Dunn & Crutcher Letterhead]

                                 July __, 2003



(212) 351-4000                                                 63106-00247

(212) 351-4035

 American Color Graphics, Inc.
 100 Winners Circle
 Brentwood, Tennessee  37027

      Re:  12 3/4% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2005


Ladies and Gentlemen:


      We have acted as tax counsel to American Color Graphics, Inc., a New York corporation (the "Company"), in connection with the registration of $185,000,000 principal amount of 12 3/4% Senior Subordinated Exchange Notes due 2005 (the "Notes").


     In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including Amendment No. 9 to the Registration Statement of the Company on Form S-1, dated July 16, 2003, filed with the U.S. Securities and Exchange Commission (the "Commission") in connection with the registration of the Notes under the Securities Act of 1933 (the "Act"), and the Prospectus of the Company that is contained therein (the "Registration Statement"). In addition, we have made such other factual and legal inquiries as we have considered necessary or appropriate.

     Our opinion set forth below assumes (i) the initial and continuing accuracy of the statements and facts concerning the issuance of the Notes and their registration set forth in the Registration Statement; (ii) the conformity of the Notes to the terms set forth in the Registration Statement; and (iii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies.


     Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that the disclosure of the material federal income tax consequences of the purchase, ownership and disposition of the Notes in the Registration Statement under the heading "Certain United States

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American Color Graphics, Inc.
July __, 2003
Page 2


Federal Income Tax Consequences," to the extent such disclosure discusses matters of law and legal conclusions, is correct in all material respects, subject to the limitations set forth therein.


     We express no opinion concerning any tax consequences associated with the Notes other than those specifically set forth herein.


     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Notes, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.


     This opinion is furnished to you solely in connection with the registration of the Notes and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. We consent to the use of our name under the heading "Certain United States Federal Income Tax Consequences" in the Registration Statement. We hereby consent to the filing of this opinion with the Commission as Exhibit
8.2 to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.


                                          Very truly yours,



                                          GIBSON, DUNN & CRUTCHER LLP

DWM/DBR